Exhibit 99.1

Resolute Energy Corporation Completes Closing of Delaware Basin Acquisition and

Private Offering of Preferred Stock

Denver, Colorado – October 7, 2016 – Resolute Energy Corporation (NYSE: REN) (the “Company”) today announced the closing of its previously announced acquisition of certain oil and gas properties located in Reeves County, Texas, for an aggregate purchase price of $135.0 million.  The acquisition was financed in part with proceeds received from the previously announced private offering of shares of 8⅛% Series B Cumulative Perpetual Convertible Preferred Stock of the Company, which also closed today.  The Company sold a total of 62,500 shares of the convertible preferred stock, which includes 7,500 shares issued in connection with the exercise by the initial purchaser of its over-allotment option.  Total net proceeds from the sale of the convertible preferred stock, before offering expenses, was approximately $60.0 million.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

Contact:

HB Juengling

Vice President - Investor Relations Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com